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
---------       UNITED STATES SECURITIES AND EXCHANGE COMMISSION      --------------------------
 FORM 3                       Washington, D.C. 20549                        OMB APPROVAL
--------                                                              -------------------------
            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES   OMB NUMBER: 3235-0104
                                                                      Expires: December 31, 2001
                                                                      Estimated average burden
                                                                      hours per response......0.5
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     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940


(Print or Type Responses)
------------------------------------------------------------------------------------------------------------------------------------
1.  Name and Address of Reporting Person*  2.  Date of Event Requiring       4. Issuer Name and Ticker or Trading Symbol
                                               Statement (Month/Day/Year)

    Edwardstone & Company, Incorporated        September 16, 1999               Vertex Industries, Inc. (VETX)
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                                           3.  I.R.S. Identification Number  5. Relationship of Reporting      6. If Amendment,
-----------------------------------------      of Reporting Person, if an       Person(s) to Issuer               Date of Original
(Last)           (First)        (Middle)       entity (voluntary)               (Check all applicable)            (Month/Day/Year)

600 Madison Avenue, 26th Floor                                               _____ Director
-----------------------------------------
                 (Street)                                                      X   10% Owner
                                                                             _____
New York,          New York       10022
-----------------------------------------                                    _____ Officer(give title below)
  (City)           (State)        (Zip)
                                                                             _____ Other(specify below)
----------------------------------------
                                                                             --------------------------------

                                                                                                                   7. Individual or
                                                                                                                      Joint/Group
                                                                                                                      Filing
                                                                                                                      (Check
                                                                                                                      Applicable
                                                                                                                      Line)
                                                                                                                X  Form filed by One
                                                                                                               --- Reporting Person
                                                                                                               --- Form filed by
                                                                                                                   More than One
                                                                                                                   Reporting Person
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                                        TABLE I -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED

1. Title of Security                       2. Amount of Securities          3. Ownership Form: Direct (D)      4. Nature of Indirect
   (Instr. 4)                                 Beneficially Owned               or Indirect (I) (Instr. 5)         Beneficial
                                              (Instr. 4)                                                          Ownership
                                                                                                                  (Instr. 5)
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Common Stock, $.005 Par Value                     5,065,214                            D
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Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, see Instruction 5(b)(v).

POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT
        REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.


                                                                         Page 1










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
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FORM 3 (CONTINUED)                    TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED (E.G.,
                                        PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)


1. Title of    2. Date Exercisable   3. Title and Amount of Securities   4. Conversion or      5. Ownership Form     6. Nature of
   Security       and Expiration        Underlying Derivative Security      Exercise Price of     of Derivative         Indirect
   (Instr. 4)     Date                  (Instr. 4)                          Derivative            Security:  Direct     Beneficial
                  (Month/Day/Year)                                          Security              (D) or Indirect (I)   Ownership)
                -----------------------------------------------------------                       (Instr. 5)            (Instr. 5)
                Date Exercisable    Expiration Date   Title     Amount or
                                                                Number
                                                                of Shares
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

                             EDWARDSTONE & COMPANY, INCORPORATED

                             By: /s/ Nicholas R.H. Toms       September 27, 1999
                                -----------------------       ------------------
                             Name: Nicholas R. H. Toms        Date
                             Title: Chief Executive Officer


**Intentional misstatements or omissions of facts constitute Federal Criminal
  Violations.

  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, See Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.